Exhibit 5.2

November 19, 2021

Triumph Bancorp, Inc.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Triumph Bancorp, Inc., a Texas corporation (the “Company”), and in such capacity have acted as counsel to the Company in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on November 19, 2021, relating to the proposed offer by the Company to exchange (the “Exchange Offer”) an aggregate principal amount of up to $70,000,000 of 3.500% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Old Notes”) for an equal principal amount of the Company’s registered 3.500% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Exchange Notes”), the exchange of which will be registered under the Act. The Company is proposing to conduct the Exchange Offer in accordance with the terms of Registration Rights Agreements with respect to the Old Notes dated as of August 26, 2021 by and among the Company and the initial purchasers of the Old Notes.

The Old Notes were issued, and the Exchange Notes will be issued, under the Indenture, dated as of September 30, 2016 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association as trustee as amended and supplemented by the Third Supplemental Indenture, dated as of August 26, 2021 (the “Third Supplemental Indenture”). I refer to the Base Indenture, as amended and supplemented by the Third Supplemental Indenture, as the “Indenture.”

In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon the Indenture, the forms of the Exchange Notes, the Registration Statement, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or members of my staff as originals, the authenticity of the originals of such documents submitted to me or my staff as certified copies, the conformity to originals of all documents submitted to me or my staff as copies, the authenticity of the originals of such documents, that all documents submitted to me or my staff as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas, (ii) the Company has the corporate power to issue the Exchange Notes, and (iii) the Exchange Notes have been duly authorized by the Company for issuance and sale pursuant to the Indenture.

I am a member of the bar of the State of Texas and I do not express any opinion herein concerning any law other than the Texas Business Organizations Code (including the statutory provisions, all applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Adam D. Nelson
Name:	Adam D. Nelson
Title:	Executive Vice President and General Counsel